Exhibit 99.1
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                                                                   MAXCOR
FOR IMMEDIATE RELEASE                                     ----------------------
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                 MAXCOR SUBSIDIARY SETTLES BUSINESS INTERRUPTION
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                  INSURANCE CLAIMS FROM 9/11 TERRORIST ATTACKS
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      (New York, New York - December 17, 2002) - Maxcor Financial Group Inc.
(Nasdaq: MAXF) today announced that its inter-dealer broker subsidiary, Euro Brokers Inc., had reached a final settlement with its insurer, Kemper Insurance Companies, relating to the claims of Euro Brokers and its New York-based affiliates for business interruption insurance coverage stemming from the September 11th terrorist attacks on the World Trade Center. Euro Brokers and such affiliates - which include its broker-dealer subsidiary, Maxcor Financial Inc. - were formerly located on the 84th Floor of Tower Two.

      The business interruption policy, which has an aggregate limit of approximately $21 million, provides for recovery of lost revenues (net of saved expenses) and additional expenditures incurred to restore operations or minimize the period and total cost of disruption to operations. Euro Brokers agreed with Kemper to settle all claims under this coverage for $18.85 million. As a result, after application of the proceeds to relevant expenses, Maxcor expects the settlement to generate a one time 4Q 2002 after-tax gain of approximately $5 million, reflecting additional lost income in excess of amounts previously recognized and reimbursement for previously charged September 11th related expenses.

      Because Kemper has already advanced $20 million in cash under this and other insurance policies covering the September 11th attacks, the settlement will not increase cash on hand and, instead, will be funded out of the existing advances.

      Roger Schwed, Executive Vice President and General Counsel of Maxcor, said "We are very pleased to have reached this amicable settlement of what were very complex claims. Immediately after the terrorist attacks, Kemper and its representatives were there for us in very tangible ways - with a broad range of counseling services and then with cash advances as we needed them. We consider ourselves fortunate to have had such a responsive and caring team of professionals as our insurers. We are also delighted that we have since been able to renew and maintain our insurance coverages with Kemper going forward."

      Maxcor explained that the settlement does not settle the claims of Euro Brokers and its New York-based affiliates under a separate property insurance policy, also underwritten by Kemper. That policy has an aggregate limit of approximately $14 million and provides for the full replacement cost of assets destroyed in the attacks, as well as other property-related coverages. In connection with the business interruption policy settlement, however, Kemper has agreed to advance Euro Brokers an additional $6.85 million in cash against its claims under the property policy, as well as allocate the $1.15 million balance from the previous $20 million in advances to these claims, thereby bringing the total of property-related advances to $8 million.

      When the property claims are fully and finally settled or otherwise resolved, Maxcor said that it expects to record an additional significant one-time gain. The gain, on a pre-tax basis, will be equal to the amount by which the total proceeds from the property claims exceed the net, depreciated book value of property destroyed in the attacks (which was approximately $2.5 million). However, under GAAP, any such gain will be offset in earnings over time by the required expensing of the replacement assets purchased with the

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property insurance proceeds. These assets will be subject to depreciation over their respective relevant useful lives (3 to 5 years for most equipment; 12 years for leasehold improvements).

      Maxcor and Euro Brokers expect to complete their property build outs and move into their new permanent New York headquarters at 199 Water Street, also known as One Seaport Plaza, during the month of February 2003. They will occupy the entire 18th and 19th floors at the new location.

      Maxcor Financial Group Inc. (www.maxf.com), through its various Euro Brokers businesses, is a leading domestic and international inter-dealer brokerage firm specializing in interest rate and other derivatives, emerging market debt products, cash deposits and other money market instruments, U.S. Treasury and federal agency bonds and repurchase agreements, and other fixed income securities. Maxcor Financial Inc., the Company's U.S. registered broker-dealer subsidiary, also conducts institutional sales and trading operations in municipal bonds, high-yield and distressed debt, and equities. The Company employs approximately 500 persons worldwide and maintains principal offices in New York, London and Tokyo.

FOR FURTHER INFORMATION, PLEASE CONTACT:

            Michelle Jordan (media)
            714-435-0678 (office)
            949-632-7848 (cellular)

            Roger Schwed (Maxcor - New York)
            212-748-7000 (office)


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This release contains certain "forward-looking" statements made pursuant to the
"safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as "believes," "anticipates," "expects," "intends" and similar phrases. Such forward-looking statements, which describe our current beliefs concerning future business conditions and the outlook for the Company, are subject to significant uncertainties, many of which are beyond our control. Actual results or performance could differ materially from what we expect. Uncertainties include factors such as: market and economic conditions, including the level of trading volumes in the instruments we broker and interest rate volatilities; the scope of the New York financial community's recovery, in general, from the World Trade Center terrorist attacks; the effects of any additional terrorist acts or acts of war and governments' military and other responses to them; the scope of our recoveries from insurers; the success of our technology development and deployment; the status of our relationships with employees, clients, business partners, vendors and clearing firms; possible third-party litigations or regulatory actions against us or other unanticipated contingencies; the scope of our trading gains and losses; the actions of our competitors; and government regulatory changes. Reference is made to the "Cautionary Statements" section of our 2001 Annual Report on Form 10-K and to our subsequent filings with the Securities and Exchange Commission for a fuller description of these and additional uncertainties. The forward-looking statements made herein are only made as of the date of this press release, and we do not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
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